EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts: Ray Davis President/CEO Umpqua Holdings Corporation 503-727-4101 raydavis@umpquabank.com	Ron Farnsworth EVP/Chief Financial Officer Umpqua Holdings Corporation 503-727-4108 ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS REPORTS IMPROVED THIRD QUARTER 2010 RESULTS

Third quarter 2010 net income of $0.07 per diluted share, operating income of $0.08 per diluted share

Non-covered, non-performing assets declined to 1.59% of total assets

Deposits increased $743 million, or 9%, over prior quarter

PORTLAND, Ore. – October 21, 2010 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments, Inc. today announced third quarter 2010 net earnings available to common shareholders of $8.2 million, or $0.07 per diluted common share, compared to a net loss available to common shareholders of $10.4 million, or $0.14 per diluted common share, for the same period in the prior year.

Operating income, defined as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, was $9.5 million, or $0.08 per diluted common share for the third quarter of 2010, compared to an operating loss of $11.0 million, or $0.15 per diluted common share, for the same period in the prior year.  Operating income or loss is considered a “non-GAAP” financial measure.  More information regarding this measurement and reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures, below.

Significant financial statement items for the third quarter of 2010 include:

•         Non-covered, non-performing assets ended the quarter at 1.59% of total assets, the lowest level in over two years;

•         Provision for non-covered loan losses of $24.2 million, a 19% decrease, and total net charge-offs of $30.0 million, a 13% increase, on a sequential quarter basis.  Net charge-offs exceeded the provision for non-covered loan losses during the quarter because impairment reserves established in the prior quarter were charged off in the current quarter;

•         The allowance for credit losses ended the quarter at 1.91% of non-covered total loans and lease;

•         Total deposits increased $743 million, or 9%, on a sequential quarter basis due to organic growth during the quarter;

•         Net interest margin, on a tax equivalent basis, increased 37 basis points to 4.42%, related to covered loan payoffs ahead of expectations, with a corresponding offset to the change in FDIC indemnification asset in other non-interest income;

•         The cost of interest bearing deposits for the third quarter of 2010 was 1.08%, a decrease of 2 basis points on a sequential quarter basis;

•         Tangible common equity ratio decreased to 8.95%, resulting from the growth in total assets; and,

•         Total risk-based capital of 17.52%, and Tier 1 common to risk weighted asset ratio of 13.1%.

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

“The results from this past quarter once again attest to the strength of the core growth strategy of Umpqua as organic deposit growth exceeded $700 million. We are also pleased to report that for the third quarter in a row, our credit professionals lowered our non-covered, non-performing assets, which are now down to 1.59% of total assets,” said Ray Davis CEO of Umpqua Holdings Corporation. “We believe the actions management has taken over the last several quarters have positioned the Company for continued growth.”

FDIC-assisted acquisitions

In the first quarter of 2010, Umpqua Bank assumed the banking operations of EvergreenBank (“Evergreen”) and Rainier Pacific Bank (“Rainier”), both located in the greater Seattle-Tacoma area of Washington.  In the second quarter of 2010, Umpqua Bank assumed the banking operations of Nevada Security Bank (“Nevada Security”), Reno, Nevada.  The operations of Evergreen and Rainier (combined), and Nevada Security, have contributed operating earnings of $7.5 million and $1.2 million, respectively, since their assumptions.  The operating systems of all three institutions have been converted onto Umpqua’s platform.

Asset quality – Non-covered loan portfolio

Non-performing assets were $183.6 million, or 1.59% of total assets, as of September 30, 2010, compared to $205.5 million, or 1.90% of total assets as of June 30, 2010, and $156.0 million, or 1.70% of total assets as of September 30, 2009.  Of this amount, as of September 30, 2010, $139.7 million represented non-accrual loans, $11.9 million represented loans past due greater than 90 days and still accruing interest, and $32.0 million was other real estate owned (“OREO”).

The Company has aggressively charged-down impaired assets to their disposition values, and the assets are expected to be resolved at those levels, absent further declines in market prices.  As of September 30, 2010, the non-performing assets of $183.6 million have been written down by 39%, or $118.8 million, from their original balance of $302.4 million.

The provision for loan losses for the third quarter of 2010 was $24.2 million, the lowest level of provision since the second quarter of 2008, due to improving credit quality of the loan portfolio.  Total net charge-offs for the third quarter of 2010 were $30.0 million, reducing the allowance for credit losses to 1.91% of non-covered loans and leases at September 30, 2010, as compared to 2.00% of total non-covered loans as of June 30, 2010 and 1.71% of total non-covered loans as of September 30, 2009.  Net charge-offs exceeded the provision for loan losses during the third quarter of 2010, related to impairment reserves established in the prior quarter being charged off in the current quarter.  The annualized net charge-off rate for the third quarter of 2010 was 2.08%.

Loans past due 30-89 days were $80.2 million, or 1.41% of non-covered loans and leases as of September 30, 2010, as compared to $40.1 million, or 0.70% as of June 30, 2010, and $46.1 million, or 0.76% as of September 30, 2009.

Since 2007, the Company has been aggressively resolving problems arising from the current economic downturn.  The following table recaps the Company’s credit quality trends since the second quarter of 2007 as it relates to the non-covered loan portfolio:

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

  Credit quality trends – Non-covered loans

(Dollars in thousands)			Allowance		Non-covered,
	Provision	Net	for credit losses		non-performing
	for	charge-offs	to non-covered	30-89 days	assets to
	loan loss	(recoveries)	loans %	past due %	total assets %
Q2 2007	$ 3,413	$ 31	1.17%	0.56%	0.59%
Q3 2007	20,420	865	1.47%	0.99%	0.96%
Q4 2007	17,814	21,188	1.42%	0.64%	1.18%
Q1 2008	15,132	13,476	1.45%	1.13%	1.06%
Q2 2008	25,137	37,976	1.22%	0.31%	1.25%
Q3 2008	35,454	15,193	1.54%	1.16%	1.66%
Q4 2008	31,955	30,072	1.58%	0.96%	1.88%
Q1 2009	59,092	59,871	1.58%	1.47%	1.82%
Q2 2009	29,331	26,047	1.63%	0.80%	1.73%
Q3 2009	52,108	47,342	1.71%	0.76%	1.70%
Q4 2009	68,593	64,072	1.81%	0.69%	2.38%
Q1 2010	42,106	38,979	1.91%	0.93%	1.99%
Q2 2010	29,767	26,637	2.00%	0.70%	1.90%
Q3 2010	24,228	30,044	1.91%	1.41%	1.59%
Total	$454,633	$411,703

Non-covered construction loan portfolio

Total non-covered construction loans as of September 30, 2010 were $463 million, representing a decrease of 7% since June 30, 2010, and a decrease of 38% from September 30, 2009.  Within this portfolio, the residential development loan segment was $160 million, or 3% of the total non-covered loan portfolio.  Of this amount, $30 million represented non-performing loans, and $130 million represented performing loans.  The residential development loan segment has decreased $98 million, or 38%, since September 30, 2009.

The remaining $303 million in non-covered construction loans as of September 30, 2010 primarily represents commercial construction projects.  Total non-covered, non-performing commercial construction loans were $26.4 million at September 30, 2010, and $5.5 million were past due 30-89 days as of September 30, 2010.

Non-covered commercial real estate loan portfolio

The total non-covered term commercial real estate loan portfolio was $3.5 billion as of September 30, 2010.  Of this total, $2.3 billion are non-owner occupied and $1.2 billion are owner occupied.  Of the total term commercial real estate portfolio, $38.7 million, or 1.11%, are past due 30-89 days as of September 30, 2010.  Of the total non-covered commercial real estate portfolio, 7% matures in 2010-2011, 13% in years 2012-2013, and 21% in years 2014-2015.  The remaining 59% of the portfolio matures in or after the year 2016.

The portfolio was conservatively underwritten at origination to a minimum debt service coverage ratio of 1.20, and as a result, in many cases, the loan-to-value was substantially less than our in-house maximum of 75%.  This underwriting serves to protect against the low capitalization rate environment of the past several years.

During the past two years, the Company has completed several rounds of stress testing on the commercial real estate portfolio, focusing on items such as capitalization rate, interest rate and vacancy factors.  The results of the stress testing showed no significant unidentified risks, unlike our experience in the residential development construction portfolio.  However, given the economic climate, we expect any potential issues that may arise in this portfolio will result from individual loans within distinct geographic areas and not represent a systemic weakness.  We believe we are well positioned to manage the exposure and work with our customers until the economic climate improves.

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

Non-covered restructured loans

Restructured loans on accrual status were $75.6 million as of September 30, 2010, down 6% from $80.5 million as of June 30, 2010, and down 59% from $182.2 million as of September 30, 2009.  The decrease during the third quarter primarily resulted from payments received, and the decrease from the same period in the prior year primarily resulted from payments received and reclassifications of loans previously restructured to non-accrual status.  The Company will consider a loan for restructuring only if it is current on payments.  The Company does not enter into restructurings on loans in non-performing status, and generally requires the customer to pledge additional collateral, maintain a minimum debt service coverage ratio of 1.0, and show substantial external sources of repayment prior to the Company agreeing to restructure.

Additional information related to asset quality

Additional tables can be found at the end of this earnings release covering the following aspects of the Company's non-covered loan portfolio: residential development loan trends by region, residential development loan stratification by size and by region, non-performing asset detail by type and by region, loans past due 30-89 days by type and by region, loans past due 30-89 days trends, and restructured loans on accrual status by type and by region.

Asset quality – Covered loan portfolio

Covered non-performing assets were $54.5 million, or 0.47% of total assets, as of September 30, 2010, as compared to $87.1 million, or 0.80% of total assets, as of June 30, 2010. Of the amount at September 30, 2010, $24.2 million represented non-accrual loans and $30.3 million was OREO.  The reduction in covered non-performing assets in the current quarter primarily resulted from the reclassification of some Evergreen and Rainier impaired loan pools into accrual status.  As cash flows and other assets have been received in excess of original estimates, the carrying value of these impaired loan pools have decreased and the total expected cash flows associated with the pool have increased, resulting in accretable yield.  It is important to note that at this time, the difference between the cash flows related to principal expected to be received and the carrying value of these loan pools is the only amount included in accretable yield and available to be recognized into interest income, and that the contractual interest income on the underlying loans has not been included in our estimation of expected future cash flows to be received, or considered to be accretable yield of the pool, as the loans are considered non-performing. These covered non-performing assets were written-down to their estimated fair value on their acquisition date, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits.  The estimated credit losses embedded in these acquired non-performing loan portfolios were based on management’s and third-party consultants’ credit reviews of the portfolios performed during the due diligence process related to the Evergreen, Rainier and Nevada Security transactions.  To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the covered loan portfolio will be recognized; however, these provisions would be mostly offset by a corresponding increase in the FDIC indemnification (loss sharing) asset recognized within non-interest income.

Net interest margin

The Company reported a tax equivalent net interest margin of 4.42% for the third quarter of 2010, compared to 4.05% for the second quarter of 2010, and 4.05% for the third quarter of 2009.  The increase in net interest margin on a sequential quarter basis resulted primarily from an increase in average covered loans outstanding, increased yield on the covered loan portfolio as a result of payoffs ahead of expectations and declining costs of interest bearing deposits, partially offset by interest reversals of new non-accrual loans, a decline in non-covered loans outstanding, the impact of holding much higher levels of interest bearing cash, and the purchase of short-term, low-yielding investment securities during the quarter.  The increase in net interest margin related to covered loan yields was offset by a corresponding decrease to the change in FDIC indemnification asset in other non-interest income.  Interest reversals on new non-accrual loans during the third quarter of 2010 were $0.6 million, negatively impacting the net interest margin by 2 basis points.  Excluding the reversals of interest, the net interest margin would have been 4.44% during the quarter.  For the twelfth consecutive quarter, the Company has continued to reduce the cost of interest bearing deposits.  As a result of these efforts, the cost of interest bearing deposits was 1.08%, 2 basis points lower than the second quarter of 2010 and 42 basis points lower than the third quarter of 2009.

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

Mortgage banking revenue

The Company generated a record $7.1 million in total mortgage banking revenue during the third quarter of 2010, on closed loan volume of $232 million.  In the third quarter of 2010, the Company recognized a decline in the fair value of the mortgage servicing right assets of $1.1 million resulting from the historically low market for mortgage interest rates.  Income from the origination and sale of mortgage loans was $7.2 million in the third quarter, representing an 82% increase on a sequential quarter basis.  As of September 30, 2010, the Company serviced $1.5 billion of mortgage loans for others, and the related mortgage servicing right asset was valued at $13.5 million, or 0.91% of the total serviced portfolio principal balance.

Fair value of junior subordinated debentures

The Company recognized a $0.6 million loss from the change in fair value of junior subordinated debentures during the third quarter of 2010.  The Company utilizes internal models to determine the valuation of this liability.  The majority of the fair value difference over par value relates to the $61.8 million of junior subordinated debentures issued in the third quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR.  As of September 30, 2010, the credit risk adjusted interest spread for potential new issuances was forecasted to be significantly higher than the contractual spread.  The difference between these spreads creates the gain in fair value of the Company’s junior subordinated debentures which results from their carrying amount compared to the estimated amount that would be paid to transfer the liability in an orderly transaction among market participants.  Because these instruments are no longer being originated in the market, the quarterly fair value adjustments are not likely to be volatile in the future, and the cumulative fair value adjustment will continue to reverse and be recognized as a reduction in non-interest income over the remaining period to maturity of each related instrument.  As of September 30, 2010, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $80.1 million.

Non-interest expense

Total non-interest expense for the third quarter of 2010 was $85.2 million, compared to $74.8 million for the second quarter of 2010 and $68.3 million for the third quarter of 2009.  Included in non-interest expense are several categories which are outside of the operational control of the Company, including FDIC deposit insurance assessments, gain or loss on other real estate owned, and infrequently occurring expenses such as merger related costs and goodwill impairments.  Excluding these non-controllable or infrequently occurring items, the remaining non-interest expense items totaled $79.9 million for the third quarter of 2010, compared to $70.1 million for the second quarter of 2010 and $56.4 million for the third quarter of 2009.  Approximately $4.75 million of other expense in the third quarter of 2010 is considered non-recurring, relating primarily to professional fees and severance costs.  The remaining increase related primarily to increases in variable expenses related to the Mortgage Banking Division’s production in the quarter, and the assumption of Evergreen’s, Rainier’s and Nevada Security’s banking operations, higher loan collection and OREO management expense, as well as various other growth initiatives underway.

Total FDIC deposit insurance assessments during the third quarter of 2010 were $3.9 million. The increase over the prior period of $3.6 million is a result of the deposit growth in the third quarter and a full quarter of outstanding deposits related to the Nevada Security FDIC-assisted acquisition.

Income taxes

The Company recorded a provision for income taxes of $2.2 million in the third quarter of 2010.  The change in the effective income tax rate in the quarter reflects the effects of permanent differences on our taxable income year to date.

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

Balance sheet

Total consolidated assets as of September 30, 2010 were $11.5 billion, compared to $10.8 billion on June 30, 2010 and $9.2 billion a year ago.  Total gross loans and leases (covered and non-covered), and deposits, were $6.5 billion and $9.3 billion, respectively, as of September 30, 2010, compared to $6.1 billion and $7.2 billion, respectively, as of September 30, 2009.

The following table presents the year-to-date 2010 organic growth rates, which excludes the effects of the Evergreen, Rainier and Nevada Security FDIC-assisted acquisitions and the related run-off of assumed brokered time deposits, which the Bank is not renewing upon maturity:

(Dollars in thousands)	Non-covered loans and leases	Deposits	Assets
As reported, 9/30/10	$5,698,267	$9,301,340	$11,532,971
Less: 12/31/09 balances	5,999,267	7,440,434	9,381,372
Total growth year-to-date	(301,000)	1,860,906	2,151,598
Less:
Evergreen acquisition (1)	--	272,142	355,298
Rainier Pacific acquisition (1)	--	416,430	721,174
Nevada Security acquisition (1)	--	428,329	437,595
Add back: Run-off of assumed brokered time deposits not renewed	--	102,871	102,871
Organic growth	$(301,000)	$846,876	$740,402

Annualized organic growth rate	(6.7)%	15.2%	10.6%
(1) Excludes run-off of non-brokered deposits occurring in the quarter of acquisition.

Total loans held for investment (including covered and non-covered) decreased $58 million during the third quarter of 2010. This decrease is principally attributable to non-covered charge-offs and transfers to other real estate owned.

Total deposits increased $743 million, or 9%, during the third quarter of 2010.  Total deposits have increased $1.9 billion, or 25%, since December 31, 2009.  The deposits acquired from the Evergreen, Rainier and Nevada Security acquisitions included $135 million of brokered time deposits as of their respective acquisition dates.  The Bank is not renewing these brokered deposits as they mature. Excluding the impact of the deposits assumed in acquisitions of and the run-off of brokered time deposits that have matured, total deposits increased $846 million in 2010, representing a 15.2% annualized organic growth rate.

Due to unattractive bond market conditions since the second half of 2009, the Company has been holding larger levels of interest bearing cash rather than investing all excess liquidity into the bond market.  At September 30, 2010, the Company had $934 million of interest bearing cash earning 0.25%, the target Federal Funds Rate.  This excess balance sheet liquidity has increased since the prior year, as investment security alternatives in the current market are unattractive given the historically low interest rate environment. However, in the third quarter of 2010 we did purchase short duration government-sponsored investment securities to match and offset the interest expense associated with the growth in deposits during the quarter. The Company plans to hold an increased interest bearing cash position relative to historical levels until the investment alternatives in the market improve from both a return and duration standpoint.  Including secured off-balance sheet lines of credit, total available liquidity to the Company was $4.8 billion as of September 30, 2010, representing 42% of total assets and 51% of total deposits.

Capital

As of September 30, 2010, total shareholders’ equity was $1.65 billion, comprised entirely of common equity.  Book value per common share was $14.42, tangible book value per common share was $8.48 and the ratio of tangible common equity to tangible assets was 8.95%.

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

In April 2010, the Company’s preferred stock (Common Stock Equivalent Series B) of $198.3 million converted into common stock following the Company's annual shareholder meeting at which shareholders of the Company approved, among other items, an increase in authorized total common shares from 100 million to 200 million.

The Company’s estimated total risk-based capital ratio as of September 30, 2010 is 17.52%.  This represents a slight decrease from June 30, 2010, as a result asset growth during the quarter.  Our total risk-based capital level is well in excess of the regulatory definition of “well-capitalized” of 10.00%.  The Company’s estimated Tier 1 common to risk weighted assets ratio is 13.1% as of September 30, 2010.  These capital ratios as of September 30, 2010 are estimates pending completion and filing of the Company’s regulatory reports.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that certain non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Umpqua recognizes gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance.  Also, Umpqua incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, we may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, Umpqua may recognize one-time bargain purchase gains on certain FDIC-assisted acquisitions that are not reflective of Umpqua’s on-going earnings power.  Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. We define operating earnings (loss) as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings (loss) per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

The following table provides the reconciliation of earnings (loss) available to common shareholders (GAAP) to operating earnings (loss) (non-GAAP), and earnings (loss) per diluted common share (GAAP) to operating earnings (loss) per diluted share (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Sep 30, 2010	Jun 30, 2010	Sep 30, 2009	% Change	% Change

Net earnings (loss) available to common shareholders	$8,173	$3,447	$(10,376)	137%	(179)%
Adjustments:
Net loss (gain) on junior subordinated debentures carried at fair value, net of tax (1)	332	--	(589)	nm	(156)%
Merger related expenses, net of tax (1)	986	1,301	--	(24)%	nm
Operating earnings (loss)	$9,491	$4,748	$(10,965)	100%	(187)%

Earnings (loss) per diluted share:
Earnings (loss) available to common shareholders	$0.07	$0.03	$(0.14)	133%	(150)%
Operating earnings (loss)	$0.08	$0.04	$(0.15)	100%	(153)%

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

	Nine Months Ended:		Year over Year
(Dollars in thousands, except per share data)	Sep 30, 2010	Sep 30, 2009	% Change

Net earnings (loss) available to common shareholders	$9,138	$(136,338)	(107)%
Adjustments:
Net gain on junior subordinated debentures carried at fair value, net of tax (1)	(3,320)	(6,104)	(46)%
Bargain purchase gain on acquisitions, net of tax (1)	(5,074)	--	nm
Goodwill impairment	--	111,952	(100)%
Merger related expenses, net of tax (1)	3,431	164	1992%
Operating earnings (loss)	$4,175	$(30,326)	(114)%

Earnings (loss) per diluted share:
Earnings (loss) available to common shareholders	$0.09	$(2.10)	(104)%
Operating earnings (loss)	$0.04	$(0.47)	(109)%

(1)     Income tax effect of pro forma operating earnings adjustments at 40%.

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy. Tangible common equity is calculated as total shareholders' equity less preferred stock and less goodwill and other intangible assets, net (excluding MSRs).  In addition, tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	Sep 30, 2010	Jun 30, 2010	Sep 30, 2009

Total shareholders' equity	$1,651,714	$1,654,053	$1,606,150
Subtract:
Preferred stock	--	--	203,779
Goodwill and other intangible assets, net	680,893	682,249	641,759
Tangible common shareholders' equity	$970,821	$971,804	$760,612

Total assets	$11,532,971	$10,827,268	$9,204,346
Subtract:
Goodwill and other intangible assets, net	680,893	682,249	641,759
Tangible assets	$10,852,078	$10,145,019	$8,562,587

Common shares outstanding at period end	114,531,514	114,524,973	86,780,559

Tangible common equity ratio	8.95%	9.58%	8.88%
Tangible book value per common share	$8.48	$8.49	$8.76

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 183 locations between San Francisco, Calif., and Seattle, Wash., along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Bank’s Private Bank Division serves high net worth individuals and non-profits providing customized financial solutions and offerings. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, October 21, 2010, at 10:00 a.m. PDT (1:00 p.m. EDT) during which the Company will discuss third quarter results and provide an update on recent activities.  There will be a question-and-answer session following the presentation.  Shareholders, analysts and other interested parties are invited to join the call by dialing 800-752-8363 a few minutes before 10:00 a.m.  The conference ID is “14703182.”  Information to be discussed in the teleconference will be available on the Company’s Website prior to the call at www.umpquaholdingscorp.com.  A rebroadcast can be found approximately two hours after the conference call by dialing 800-642-1687 with the conference ID noted above, or by visiting the Company’s Website.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders.  These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC.  You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.  In this press release we make forward-looking statements about our success in resolving remaining credits at the estimated disposition value of related collateral, the mitigating effect of FDIC loss sharing agreements, our expectation that any weakness in our CRE portfolio will arise from local market weakness and not a systemic weakness, valuations of junior subordinated debentures and our plans to hold a large interest bearing cash position.   Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, our inability to effectively manage problem credits, unanticipated further declines in real estate values, certain loan assets become ineligible for loss sharing, unanticipated deterioration in the commercial real estate loan portfolio, and continued negative pressure on interest income associated with our large cash position.

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

Umpqua Holdings Corporation
Consolidated Statements of Operations
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands, except per share data)	Sep 30, 2010	Jun 30, 2010	Sep 30, 2009	% Change	% Change
Interest income
Loans and leases	$112,652	$97,240	$89,474	16%	26%
Interest and dividends on investments:
Taxable	17,421	15,569	15,365	12%	13%
Exempt from federal income tax	2,221	2,247	2,020	(1)%	10%
Dividends	6	3	22	100%	(73)%
Temporary investments & interest bearing cash	646	545	207	19%	212%
Total interest income	132,946	115,604	107,088	15%	24%
Interest expense
Deposits	19,913	18,463	22,132	8%	(10)%
Repurchase agreements and
fed funds purchased	136	123	163	11%	(17)%
Junior subordinated debentures	2,047	1,939	2,114	6%	(3)%
Term debt	2,533	2,779	917	(9)%	176%
Total interest expense	24,629	23,304	25,326	6%	(3)%
Net interest income	108,317	92,300	81,762	17%	32%
Provision for non-covered loan and lease losses	24,228	29,767	52,108	(19)%	(54)%
Provision for covered loan and lease losses	667	--	--	nm	nm
Non-interest income
Service charges	8,756	9,585	8,542	(9)%	3%
Brokerage fees	2,609	3,139	1,993	(17)%	31%
Mortgage banking revenue, net	7,138	3,209	4,288	122%	66%
Net gain on investment securities	2,287	--	158	nm	1347%
(Loss) gain on junior subordinated debentures
carried at fair value	(554)	--	982	nm	(156)%
Change in FDIC indemnification asset	(11,948)	263	--	nm	nm
Other income	3,845	2,367	1,962	62%	96%
Total non-interest income	12,133	18,563	17,925	(35)%	(32)%
Non-interest expense
Salaries and benefits	42,964	39,604	31,583	8%	36%
Occupancy and equipment	11,448	11,472	9,937	0%	15%
Intangible amortization	1,356	1,368	1,319	(1)%	3%
FDIC assessments	3,910	3,555	3,321	10%	18%
Net (gain) loss on other real estate owned	(317)	(952)	8,641	(67)%	(104)%
Merger related expenses	1,643	2,169	--	(24)%	nm
Other	24,166	17,617	13,548	37%	78%
Total non-interest expense	85,170	74,833	68,349	14%	25%
Income (loss) before provision for (benefit from) income taxes	10,385	6,263	(20,770)	66%	(150)%
Provision for (benefit from) income taxes	2,194	2,800	(13,626)	(22)%	(116)%
Net income (loss)	8,191	3,463	(7,144)	137%	(215)%

Dividends and undistributed earnings
allocated to participating securities	18	16	7	13%	157%
Preferred stock dividend	--	--	3,225	(100)%	(100)%
Net earnings (loss) available to common shareholders	$8,173	$3,447	$(10,376)	(137)%	(179)%

Weighted average shares outstanding	114,527,619	110,134,674	74,084,640	4%	55%
Weighted average diluted shares outstanding	114,760,063	114,733,357	74,084,640	0%	55%
Earnings (loss) per common share – basic	$0.07	$0.03	$(0.14)	133%	(150)%
Earnings (loss) per common share – diluted	$0.07	$0.03	$(0.14)	133%	(150)%
nm = not meaningful

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

Umpqua Holdings Corporation
Consolidated Statements of Operations
(Unaudited)

	Nine Months Ended:
(Dollars in thousands, except per share data)	Sep 30, 2010	Sep 30, 2009	% Change
Interest income
Loans and leases	$300,600	$266,587	13%
Interest and dividends on investments:
Taxable	49,065	43,625	12%
Exempt from federal income tax	6,655	5,755	16%
Dividends	9	22	(59)%
Temporary investments & interest bearing cash	1,590	258	516%
Total interest income	357,919	316,247	13%
Interest expense
Deposits	57,165	68,552	(17)%
Repurchase agreements and
fed funds purchased	382	527	(28)%
Junior subordinated debentures	5,871	7,069	(17)%
Term debt	6,832	3,935	74%
Total interest expense	70,250	80,083	(12)%
Net interest income	287,669	236,164	22%
Provision for non-covered loan and lease losses	96,101	140,531	(32)%
Provision for covered loan and lease losses	667	--	nm
Non-interest income
Service charges	26,706	24,565	9%
Brokerage fees	8,387	5,117	64%
Mortgage banking revenue, net	13,825	14,617	(5)%
Net gain (loss) on investment securities	1,999	(1,077)	(286)%
Gain on junior subordinated debentures
carried at fair value	5,534	10,173	(46)%
Bargain purchase gain on acquisitions	8,456	--	nm
Change in FDIC indemnification asset	(11,075)	--	nm
Other income	8,930	7,097	26%
Total non-interest income	62,762	60,492	4%
Non-interest expense
Salaries and benefits	118,808	94,697	25%
Occupancy and equipment	33,596	29,266	15%
Intangible amortization	4,032	4,043	0%
FDIC assessments	10,909	12,645	(14)%
Net loss on other real estate owned	1,042	14,110	(93)%
Goodwill impairment	--	111,952	(100)%
Merger related expenses	5,718	273	1995%
Other	55,769	39,917	40%
Total non-interest expense	229,874	306,903	(25)%
Income (loss) before provision for (benefit from) income taxes	23,789	(150,778)	(116)%
Provision for (benefit from) income taxes	2,410	(24,094)	(110)%
Net income (loss)	21,379	(126,684)	(117)%

Dividends and undistributed earnings
allocated to participating securities	49	22	123%
Preferred stock dividend	12,192	9,632	27%
Net earnings (loss) available to common shareholders	$9,138	$(136,338)	(107)%

Weighted average shares outstanding	105,694,696	64,878,125	63%
Weighted average diluted shares outstanding	105,923,776	64,878,125	63%
Earnings (loss) per common share – basic	$0.09	$(2.10)	(104)%
Earnings (loss) per common share – diluted	$0.09	$(2.10)	(104)%

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

Umpqua Holdings Corporation
Consolidated Balance Sheets
(Unaudited)
				Sequential	Year over
				Quarter	Year
(Dollars in thousands, except per share data)	Sep 30, 2010	Jun 30, 2010	Sep 30, 2009	% Change	% Change
Assets:
Cash and due from banks, non-interest bearing	$124,633	$143,098	$108,768	(13)%	15%
Cash and due from banks, interest bearing	933.911	818,186	261,642	14%	257%
Temporary investments	5,496	9,296	575	(41)%	856%
Investment securities:
Trading	2,155	1,743	1,912	24%	13%
Available for sale	2,599,263	1,933,647	1,848,482	34%	41%
Held to maturity	5,108	5,493	6,211	(7)%	(18)%
Loans held for sale	57,407	40,114	23,614	43%	143%
Non-covered loans and leases	5,698,267	5,726,673	6,071,042	0%	(6)%
Less: Allowance for loan and lease losses	(108,098)	(113,914)	(103,136)	(5)%	5%
Loans and leases, net	5,590,169	5,612,759	5,967,906	0%	(6)%
Covered loans and leases	840,469	870,238	--	(3)%	nm
Restricted equity securities	34,665	34,855	15,211	(1)%	128%
Premises and equipment, net	133,728	128,586	101,883	4%	31%
Mortgage servicing rights, at fair value	13,454	12,895	11,552	4%	16%
Goodwill and other intangibles, net	680,893	682,249	641,759	0%	6%
Non-covered other real estate owned	32,024	25,653	26,705	25%	20%
Covered other real estate owned	30,348	28,290	--	7%	nm
FDIC indemnification asset	217,696	246,983	--	(12)%	nm
Other assets	231,552	233,183	188,126	(1)%	23%
Total assets	$11,532,971	$10,827,268	$9,204,346	7%	25%

Liabilities:
Deposits	$9,301,340	$8,558,744	$7,215,821	9%	29%
Securities sold under agreements to repurchase	55,333	44,715	50,031	24%	11%
Term debt	268,256	291,505	76,329	(8)%	251%
Junior subordinated debentures, at fair value	80,146	79,590	81,992	1%	(2)%
Junior subordinated debentures, at amortized cost	102,946	103,027	103,269	0%	0%
Other liabilities	73,236	95,634	70,754	(23)%	4%
Total liabilities	9,881,257	9,173,215	7,598,196	8%	30%

Shareholders' equity:
Preferred stock	--	--	203,779	nm	(100)%
Common stock	1,540,029	1,538,793	1,252,786	0%	23%
Retained earnings	75,502	73,062	118,204	3%	(36)%
Accumulated other comprehensive income	36,183	42,198	31,381	(14)%	15%
Total shareholders' equity	1,651,714	1,654,053	1,606,150	0%	3%
Total liabilities and shareholders' equity	$11,532,971	$10,827,268	$9,204,346	7%	25%

Common shares outstanding at period end	114,531,514	114,524,973	86,780,559	0%	32%
Book value per common share	$14.42	$14.44	$16.16	0%	(11)%
Tangible book value per common share	$8.48	$8.49	$8.76	0%	(3)%
Tangible equity - common	$970,821	$971,804	$760,612	0%	28%
Tangible common equity to tangible assets	8.95%	9.58%	8.88%
nm = not meaningful

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

Umpqua Holdings Corporation
Non-covered Loan & Lease Portfolio
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Sep 30, 2010		Jun 30, 2010		Sep 30, 2009		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Non-covered loans & leases:
Commercial real estate	$3,491,819	61%	$3,496,374	61%	$3,438,923	57%	0%	2%
Residential real estate	462,515	8%	456,357	8%	441,613	7%	1%	5%
Construction	462,801	8%	495,456	9%	748,337	12%	(7)%	(38)%
Total real estate	4,417,135	78%	4,448,187	78%	4,628,873	76%	(1)%	(5)%
Commercial	1,223,012	21%	1,223,927	21%	1,381,549	23%	0%	(11)%
Leases	32,428	1%	32,375	1%	36,720	1%	0%	(12)%
Installment and other	36,624	1%	33,188	1%	34,883	1%	10%	5%
Deferred loan fees, net	(10,932)	0%	(11,004)	0%	(10,933)	0%	(1)%	0%
Total	$5,698,267	100%	$5,726,673	100%	$6,071,042	100%	0%	(6)%

Umpqua Holdings Corporation
Covered Loan & Lease Portfolio
(Unaudited)
					Sequential
(Dollars in thousands)	Sep 30, 2010		Jun 30, 2010		Quarter
	Amount	Mix	Amount	Mix	% Change
Covered loans & leases:
Commercial real estate	$589,540	70%	$591,814	68%	0%
Residential real estate	81,237	10%	84,187	10%	(4)%
Construction	57,250	7%	73,963	8%	(23)%
Total real estate	728,027	87%	749,964	86%	(3)%
Commercial	100,284	12%	107,860	12%	(7)%
Installment and other	12,158	1%	12,414	1%	(2)%
Total	$840,469	100%	$870,238	100%	(3)%

Covered loan & lease portfolio balances represent the loan portfolios acquired through the assumption of EvergreenBank on January 22, 2010, Rainier Pacific Bank on February 26, 2010, and Nevada Security Bank on June 18, 2010, from the FDIC through whole bank purchase and assumption agreements with loss sharing.

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Sep 30, 2010		Jun 30, 2010		Sep 30, 2009		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Deposits:
Demand, non-interest bearing	$1,578,717	17%	$1,509,222	18%	$1,337,280	19%	5%	18%
Demand, interest bearing	4,178,332	45%	3,789,122	44%	3,185,128	44%	10%	31%
Savings	348,700	4%	355,428	4%	294,482	4%	(2)%	18%
Time	3,195,591	34%	2,904,972	34%	2,398,931	33%	10%	33%
Total	$9,301,340	100%	$8,558,744	100%	$7,215,821	100%	9%	29%

Total core deposits-ending (1)	$7,055,676	76%	$6,697,773	78%	$5,834,655	81%	5%	21%

Number of open accounts:
Demand, non-interest bearing	183,018		180,499		156,659		1%	17%
Demand, interest bearing	76,202		71,537		63,483		7%	20%
Savings	87,611		96,019		74,421		(9)%	18%
Time	44,020		41,882		35,495		5%	24%
Total	390,851		389,937		330,058		0%	18%

Average balance per account:
Demand, non-interest bearing	$8.6		$8.4		$8.5
Demand, interest bearing	54.8		53.0		50.2
Savings	4		3.7		4.0
Time	72.6		69.4		67.6
Total	23.8		21.9		21.9
(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Sep 30, 2010	Jun 30, 2010	Sep 30, 2009	% Change	% Change

Non-covered, non-performing assets:
Non-covered loans on non-accrual status	$139,696	$170,636	$123,714	(18)%	13%
Non-covered loans past due 90+ days & accruing	11,882	9,213	5,614	29%	112%
Total non-performing loans	151,578	179,849	129,328	(16)%	17%
Non-covered other real estate owned	32,024	25,653	26,705	25%	20%
Total	$183,602	$205,502	$156,033	(11)%	18%

Performing restructured loans	$75,577	$80,534	$182,199	(6)%	(59)%

Past due 30-89 days	$80,186	$40,135	$46,069	100%	74%
Past due 30-89 days to total loans and leases	1.41%	0.70%	0.76%

Non-covered, non-performing loans to
non-covered loans and leases	2.66%	3.14%	2.13%
Non-covered, non-performing assets to total assets	1.59%	1.90%	1.70%

Covered non-performing assets:
Covered loans on non-accrual status	$24,160	$58,814	$--	(59)%	nm
Total non-performing loans	24,160	58,814	--	(59)%	nm
Covered other real estate owned	30,348	28,290	--	7%	nm
Total	$54,508	$87,104	$--	(37)%	nm

Covered non-performing loans to
covered loans and leases	2.87%	6.76%	--
Covered non-performing assets to total assets	0.47%	0.80%	--

Total non-performing assets:
Loans on non-accrual status	$163,856	$229,450	$123,714	(29)%	32%
Loans past due 90+ days & accruing	11,882	9,213	5,614	29%	112%
Total non-performing loans	175,738	238,663	129,328	(26)%	36%
Other real estate owned	62,372	53,943	26,705	16%	134%
Total	$238,110	$292,606	$156,033	(19)%	53%

Non-performing loans to loans and leases	2.69%	3.62%	2.13%
Non-performing assets to total assets	2.06%	2.70%	1.70%

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

Umpqua Holdings Corporation
Credit Quality – Allowance for Non-covered Credit Losses
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Sep 30, 2010	Jun 30, 2010	Sep 30, 2009	% Change	% Change

Allowance for non-covered credit losses:

Balance beginning of period	$113,914	$110,784	$98,370
Provision for non-covered loan and lease losses	24,228	29,767	52,108	(19)%	(54)%

Charge-offs	(31,418)	(31,554)	(48,443)	0%	(35)%
Recoveries	1,374	4,917	1,101	(72)%	25%
Net charge-offs	(30,044)	(26,637)	(47,342)	13%	(37)%

Total allowance for non-covered loan and lease losses	108,098	113,914	103,136	(5)%	5%

Reserve for unfunded commitments	797	735	841
Total allowance for non-covered credit losses	$108,895	$114,649	$103,977	(5)%	5%

Net charge-offs to average non-covered
loans and leases (annualized)	2.08%	1.84%	3.07%
Recoveries to gross charge-offs	4.37%	15.58%	2.27%
Allowance for credit losses to non-covered
loans and leases	1.91%	2.00%	1.71%

	Nine Months Ended:
(Dollars in thousands)	Sep 30, 2010	Sep 30, 2009	% Change

Allowance for non-covered credit losses:

Balance beginning of period	$107,657	$95,865
Provision for non-covered loan and lease losses	96,101	140,531	(32)%

Charge-offs	(102,731)	(135,365)	(24)%
Recoveries	7,071	2,105	236%
Net charge-offs	(95,660)	(133,260)	(28)%

Total allowance for non-covered loan and lease losses	108,098	103,136	5%

Reserve for unfunded commitments	797	841
Total allowance for non-covered credit losses	$108,895	$103,977	5%

Net charge-offs to average non-covered
loans and leases (annualized)	2.20%	2.91%
Recoveries to gross charge-offs	6.88%	1.56%

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
	Sep 30, 2010	Jun 30, 2010	Sep 30, 2009	Change	Change
Net interest spread:
Yield on non-covered loans and leases	5.77%	5.82%	5.77%	(0.05)	0.00
Yield on covered loans and leases	13.49%	7.27%	N/A	6.22	nm
Yield on taxable investments	3.51%	3.83%	4.22%	(0.32)	(0.71)
Yield on tax-exempt investments (1)	5.71%	5.75%	5.86%	(0.04)	(0.15)
Yield on temporary investments & interest bearing cash	0.26%	0.26%	0.28%	0.00	(0.02)
Total yield on earning assets (1)	5.41%	5.07%	5.29%	0.34	0.12

Cost of interest bearing deposits	1.08%	1.10%	1.50%	(0.02)	(0.42)
Cost of securities sold under agreements
to repurchase and fed funds purchased	1.01%	1.02%	1.08%	(0.01)	(0.07)
Cost of term debt	3.57%	3.54%	3.68%	0.03	(0.11)
Cost of junior subordinated debentures	4.45%	4.26%	4.50%	0.19	(0.05)
Total cost of interest bearing liabilities	1.24%	1.28%	1.62%	(0.04)	(0.38)

Net interest spread (1)	4.17%	3.79%	3.67%	0.38	0.50
Net interest margin – Consolidated (1)	4.42%	4.05%	4.05%	0.37	0.37

Net interest margin – Bank (1)	4.49%	4.13%	4.15%	0.36	0.34

As reported (GAAP):
Return on average assets	0.29%	0.13%	(0.45)%	0.16	0.74
Return on average tangible assets	0.31%	0.14%	(0.49)%	0.17	0.80
Return on average common equity	1.95%	0.86%	(3.19)%	1.09	5.14
Return on average tangible common equity	3.31%	1.48%	(6.34)%	1.83	9.65
Efficiency ratio – Consolidated	70.09%	66.85%	67.91%	3.24	2.18
Efficiency ratio – Bank	67.07%	64.18%	65.21%	2.89	1.86

Operating basis (non-GAAP): (2)
Return on average assets	0.34%	0.18%	(0.48)%	0.16	0.82
Return on average tangible assets	0.36%	0.19%	(0.51)%	0.17	0.87
Return on average common equity	2.26%	1.18%	(3.37)%	1.08	5.63
Return on average tangible common equity	3.84%	2.04%	(6.70)%	1.80	10.54
Efficiency ratio – Consolidated	68.42%	64.91%	68.58%	3.51	(0.16)
Efficiency ratio – Bank	65.72%	62.22%	65.21%	3.50	0.51

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

	Nine months Ended:
	Sep 30, 2010	Sep 30, 2009	Change
Net interest spread:
Yield on non-covered loans and leases	5.78%	5.79%	(0.01)
Yield on covered loans and leases	10.00%	N/A	nm
Yield on taxable investments	3.76%	4.48%	(0.72)
Yield on tax-exempt investments (1)	5.76%	5.80%	(0.04)
Yield on temporary investments & interest bearing cash	0.25%	0.27%	(0.02)
Total yield on earning assets (1)	5.19%	5.48%	(0.29)

Cost of interest bearing deposits	1.12%	1.63%	(0.51)
Cost of securities sold under agreements
to repurchase and fed funds purchased	1.02%	1.13%	(0.11)
Cost of term debt	3.52%	3.56%	(0.04)
Cost of junior subordinated debentures	4.25%	4.92%	(0.67)
Total cost of interest bearing liabilities	1.28%	1.78%	(0.50)

Net interest spread (1)	3.91%	3.70%	0.21
Net interest margin – Consolidated (1)	4.18%	4.11%	0.07

Net interest margin – Bank (1)	4.26%	4.22%	0.04

As reported (GAAP):
Return on average assets	0.12%	(2.06)%	2.18
Return on average tangible assets	0.12%	(2.24)%	2.36
Return on average common equity	0.78%	(14.20)%	14.98
Return on average tangible common equity	1.36%	(32.21)%	33.57
Efficiency ratio – Consolidated	65.00%	102.51%	(37.51)
Efficiency ratio – Bank	63.35%	102.79%	(39.44)

Operating basis (non-GAAP): (2)
Return on average assets	0.05%	(0.46)%	0.51
Return on average tangible assets	0.06%	(0.50)%	0.56
Return on average common equity	0.36%	(3.16)%	3.52
Return on average tangible common equity	0.62%	(7.16)%	7.78
Efficiency ratio – Consolidated	66.00%	67.31%	(1.31)
Efficiency ratio – Bank	63.24%	64.06%	(0.82)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

Umpqua Holdings Corporation
Average Balances
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Sep 30, 2010	Jun 30, 2010	Sep 30, 2009	% Change	% Change

Temporary investments & interest bearing cash	$993,092	$849,112	$291,214	17%	241%
Investment securities, taxable	1,984,672	1,628,195	1,458,333	22%	36%
Investment securities, tax-exempt	230,815	231,675	203,676	0%	13%
Loans held for sale	45,933	41,183	39,915	12%	15%
Non-covered loans and leases	5,718,584	5,792,010	6,111,146	(1)%	(6)%
Covered loans and leases	847,704	698,538	--	21%	nm
Total earning assets	9,820,800	9,240,714	8,104,284	6%	21%
Goodwill & other intangible assets, net	681,476	676,301	642,315	1%	6%
Total assets	11,160,521	10,467,967	9,100,407	7%	23%

Non-interest bearing demand deposits	1,565,525	1,475,852	1,325,328	6%	18%
Interest bearing deposits	7,345,073	6,735,665	5,866,098	9%	25%
Total deposits	8,891,598	8,211,517	7,191,426	9%	24%
Interest bearing liabilities	7,863,059	7,281,191	6,211,237	8%	27%

Shareholders’ equity - common	1,661,701	1,608,872	1,291,218	3%	29%
Tangible common equity (1)	980,225	932,571	648,903	5%	51%

	Nine Months Ended:
(Dollars in thousands)	Sep 30, 2010	Sep 30, 2009	% Change

Temporary investments & interest bearing cash	$841,529	$129,118	552%
Investment securities, taxable	1,742,463	1,299,791	34%
Investment securities, tax-exempt	228,000	195,492	17%
Loans held for sale	37,166	41,789	(11)%
Non-covered loans and leases	5,814,340	6,114,133	(5)%
Covered loans and leases	638,293	--	nm
Total earning assets	9,301,791	7,780,323	20%
Goodwill & other intangible assets, net	670,492	717,509	(7)%
Total assets	10,539,767	8,854,682	19%

Non-interest bearing demand deposits	1,497,110	1,294,005	16%
Interest bearing deposits	6,826,779	5,607,089	22%
Total deposits	8,323,889	6,901,094	21%
Interest bearing liabilities	7,321,076	6,009,594	22%

Shareholders’ equity - common	1,566,833	1,283,476	22%
Tangible common equity (1)	896,341	565,967	58%

(1) Average tangible common equity is a non-GAAP financial measure.  Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

Umpqua Holdings Corporation
Mortgage Banking Activity
(unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Sep 30, 2010	Jun 30, 2010	Sep 30, 2009	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$1,471,759	$1,400,120	$1,205,528	5%	22%
MSR Asset, at fair value	13,454	12,895	11,552	4%	16%

MSR as % of serviced portfolio	0.91%	0.92%	0.96%

Mortgage Banking Revenue:
Origination and sale	$7,188	$3,947	$4,294	82%	67%
Servicing	1,007	934	796	8%	27%
Change in fair value of MSR asset	(1,057)	(1,672)	(802)	(37)%	32%
Total	$7,138	$3,209	$4,288	122%	66%

Closed loan volume	$231,952	$145,085	$158,957	60%	46%

	Nine Months Ended:
(Dollars in thousands)	Sep 30, 2010	Sep 30, 2009	% Change

Mortgage Banking Revenue:
Origination and sale	$13,839	$15,040	(8)%
Servicing	2,844	2,188	30%
Change in fair value of MSR asset	(2,858)	(2,611)	9%
Total	$13,825	$14,617	(5)%

Closed loan volume	$504,352	$584,693	(14)%

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

Additional tables

The following tables present additional detail covering the following aspects of the Company's non-covered loan portfolio.

•         Table 1 – Non-covered residential development loan trends by region

•         Table 2 – Non-covered residential development loan stratification by size and by region

•         Table 3 – Non-covered, non-performing asset detail by type and by region

•         Table 4 – Non-covered loans past due 30-89 days by type and by region

•         Table 5 – Non-covered loans past due 30-89 days trends

•         Table 6 – Non-covered restructured loans on accrual status by type and by region

The following is a geographic distribution of the non-covered residential development portfolio as of September 30, 2010, June 30, 2010 and September 30, 2009:

Table 1- Non-covered residential development loan trends by region
(Dollars in thousands)					Non-
				% change	performing	Performing
	Balance	Balance	Balance	from	loans	Loans
	9/30/09	6/30/10	9/30/10	9/30/09	9/30/10	9/30/10
Northwest Oregon	$93,745	$75,373	$69,129	(26)%	$8,353	$60,776
Central Oregon	13,753	4,107	4,079	(70)%	109	3,970
Southern Oregon	21,852	13,440	8,774	(60)%	2,840	5,934
Washington	17,690	7,723	7,570	(57)%	1,260	6,310
Greater Sacramento	80,107	54,710	52,761	(34)%	13,063	39,698
Northern California	31,336	20,653	18,072	(42)%	4,453	13,619
Total	$258,483	$176,006	$160,385	(38)%	$30,078	$130,307
% of total non-covered loan portfolio	4%	3%	3%			2%

Quarter change $	$(42,807)	$(25,792)	$(15,621)
Quarter change %	(14)%	(13)%	(9)%

The following is a stratification by size and region of the remaining non-covered performing residential development loans as of September 30, 2010:

Table 2 – Non-covered residential development loan stratification by size and by region
(Dollars in thousands)
		$250k	$1 million	$3 million	$5 million	$10 million
	$250k	to	to	to	to	and
	and less	$1 million	$3 million	$5 million	$10 million	Greater	Total
Northwest Oregon	$2,189	$8,569	$10,141	$10,277	$15,049	$14,551	$60,776
Central Oregon	500	1,037	2,433	--	--	--	3,970
Southern Oregon	1,187	3,647	1,100	--	--	--	5,934
Washington	487	352	5,471	--	--	--	6,310
Greater Sacramento	3,649	4,175	1,894	4,817	11,455	13,708	39,698
Northern California	1,329	2,413	9,877	--	--	--	13,619
Total	$9,341	$20,193	$30,916	$15,094	$26,504	$28,259	$130,307
% of Total	7%	15%	24%	12%	20%	22%	100%

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

The following is a distribution of non-covered, non-performing assets by type and by region as of September 30, 2010:

Table 3 - Non-covered, non-performing asset detail by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Non-accrual loans:
Residential development	$8,353	$109	$1,809	$1,260	$13,063	$4,453	$29,047
Commercial construction	12,926	--	--	2,115	11,238	109	26,388
Commercial real estate	24,629	3,373	1,938	--	6,539	9,125	45,604
Commercial	8,721	3,178	992	7,835	9,619	8,312	38,657
Other	--	--	--	--	--	--	--
Total	$54,629	$6,660	$4,739	$11,210	$40,459	$21,999	$139,696

Loans 90 days past due:
Residential development	$--	$--	$1,031	$--	$--	$--	$1,031
Commercial construction	--	--	--	--	--	--	--
Commercial real estate	--	--	--	--	2,753	--	2,753
Commercial	1,284	--	--	--	--	67	1,351
Other	5,717	--	--	100	930	--	6,747
Total	$7,001	$--	$1,031	$100	$3,683	$67	$11,882

Total non-performing loans	$61,630	$6,660	$5,770	$11,310	$44,142	$22,066	$151,578

Other real estate owned:
Residential development	$888	$3,049	$968	$1,074	$1,648	$1,325	$8,952
Commercial construction	3,442	586	--	426	4,592	--	9,046
Commercial real estate	5,647	--	635	--	2,988	1,675	10,945
Commercial	--	758	--	--	--	50	808
Other	2,273	--	--	--	--	--	2,273
Total	$12,250	$4,393	$1,603	$1,500	$9,228	$3,050	$32,024

Total non-performing assets	$73,880	$11,053	$7,373	$12,810	$53,370	$25,116	$183,602
% of total	40%	6%	4%	7%	29%	14%	100%

The Company has aggressively charged-down impaired assets to their disposition values. As of September 30, 2010, the non-performing assets of $183.6 million have been written down by 39%, or $118.8 million, from their original balance of $302.4 million.

The following is a distribution of non-covered loans past due 30-89 days by loan type by region as of September 30, 2010:

Table 4 – Non-covered loans past due 30-89 days by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Loans 30-89 days past due:
Residential development	$9,176	$--	$1,178	$--	$282	$2,858	$13,494
Commercial construction	2,608	--	789	--	2,094	--	5,491
Commercial real estate	14,874	2,514	--	2,074	10,011	9,275	38,748
Commercial	1,654	--	298	6,104	5,040	3,369	16,465
Other	5,323	--	--	204	461	--	5,988
Total	$33,635	$2,514	$2,265	$8,382	$17,888	$15,502	$80,186

Umpqua Holdings Corporation Announces Third Quarter 2010 Results

October 21, 2010

Table 5 –Non-covered loans past due 30-89 days trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Sep 30, 2010	Jun 30, 2010	Sep 30, 2009	% Change	% Change
Loans 30-89 days past due:
Residential development	$13,494	$763	$8,766	1669%	54%
Commercial construction	5,491	903	9,361	508%	(41)%
Commercial real estate	38,748	22,923	14,405	69%	169%
Commercial	16,465	9,173	10,294	79%	60%
Other	5,988	6,373	3,243	(6)%	85%
Total	$80,186	$40,135	$46,069	100%	74%

The following is a distribution of non-covered restructured loans by loan type by region as of September 30, 2010:

Table 6 – Non-covered restructured loans on accrual status by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Restructured loans, accrual basis:
Residential development	$19,026	$--	$--	$5,471	$25,343	$--	$49,840
Commercial construction	--	--	--	--	--	--	--
Commercial real estate	--	--	3,899	--	12,448	3,686	20,033
Commercial	--	--	--	--	--	1,215	1,215
Other	4,454	--	--	--	35	--	4,489
Total	$23,480	$--	$3,899	$5,471	$37,826	$4,901	$75,577

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